Calculation of Filing Fee Tables
S-8
Ibotta, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class A common stock, $0.00001 par value per share, Ibotta, Inc. 2024 Equity Incentive Plan	Other	2,806,506	$ 22.89	$ 64,240,922.34	0.0001381	$ 8,871.68
2	Equity	Class A common stock, $0.00001 par value per share, Ibotta, Inc. 2024 Employee Stock Purchase Plan	Other	561,301	$ 19.46	$ 10,922,917.46	0.0001381	$ 1,508.46
Total Offering Amounts:						$ 75,163,839.80		$ 10,380.14
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 10,380.14
Offering Note
[1]	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement covers any additional shares of the Registrant's Class A common stock that become issuable under each of the Registrant's 2024 Equity Incentive Plan (the "2024 Plan"), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without Registrant's receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant's Class A common stock. Amount Registered represents additional shares of Class A common stock reserved for issuance as a result of an annual evergreen increase provided for in the 2024 Plan. Proposed Maximum Offering Price per Unit estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $22.89 per share, which is the average of the high and the low prices of the Registrant's Class A common stock as reported on the New York Stock Exchange on January 2, 2026.

[2]	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement covers any additional shares of the Registrant's Class A common stock that become issuable under each of the Registrant's 2024 Employee Stock Purchase Plan (the "2024 ESPP"), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without Registrant's receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant's Class A common stock. Amount Registered represents additional shares of Class A common stock reserved for issuance as a result of an annual evergreen increase provided for in the 2024 ESPP. Proposed Maximum Offering Price per Unit estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of 85% of $22.89 per share, which is the average of the high and low prices of the Registrant's Class A common stock as reported on the New York Stock Exchange on January 2, 2026. Pursuant to the 2024 ESPP, the purchase price of the shares of Class A common stock reserved for issuance thereunder will be 85% of the lower of the fair market value of Class A common stock on the Enrollment Date or the Exercise Date (as such terms are defined in the 2024 ESPP).

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A